Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-257873) and on Form S-3 (File No. 333-273610) of Alzamend Neuro, Inc. (the “Company”) of our report dated July 30, 2024, relating to the financial statements as of April 30, 2024 and for the year then ended, which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern, which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024.

HASKELL & WHITE LLP

Irvine, California

July 30, 2024